Exhibit 5.1

Harney Westwood & Riegels 4th Floor, Harbour Place 103 South Church Street, PO Box 10240 Grand Cayman KY1-1002, Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

23 June 2020

BY EMAIL

ellie.crespi@harneys.com

+1 284 852 4430

EYC-053547.0001

Huahui Education Group Limited

Dear Sirs

Huahui Education Group Limited, Company Number 346267 (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 and accompanying prospectus registered with the Securities and Exchange Commission (the Commission) on or around the date of this opinion under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the offer and sale of up to 31,901,900 US$0.0001 par value Ordinary Shares of the Company (the Resale Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement: Opinion of Cayman Islands Counsel as to validity of the Ordinary Shares.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion or in relation to any Cayman Islands companies other than the Company (including any companies, other than the Company, referenced in the Registration Statement).

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Resale Shares. All of the Resale Shares of the Company have been duly authorised and validly issued, are fully paid and non-assessable and are free of statutory pre-emptive rights and, to our knowledge, contractual pre-emptive rights, resale rights and rights of first refusal and are fully transferable.

Anguilla | Bermuda | British Virgin Islands
A list of partners is available for inspection at our offices.	Cayman Islands | Cyprus Hong Kong | London
Bermuda legal services provided through an association with Zuill & Co.	Montevideo | Shanghai | Singapore | Vancouver
VG:17361033_1	www.harneys.com

3	Share Capital. The Company is authorised to issue a maximum of 500,000,000 US$0.0001 Ordinary Shares of a single class. The description of the share capital as described in the Registration Statement is accurate and complete in all material respects.

4	Cayman Islands Law. The statements in the prospectus forming part of the Registration Statement, including in particular the tax disclosure under the section headed “Taxation”, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

5	Enforcement of Judgments. Any final and conclusive monetary judgment for a definite sum obtained against the Company in the courts of New York or the US Federal courts (the Court) would be treated by the courts of the Cayman Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

(a)	the Court had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

(b)	the judgment given by the Court was not in respect of penalties, fines, taxes or similar fiscal or revenue obligations;

(c)	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the Court;

(d)	recognition or enforcement in the Cayman Islands would not be contrary to public policy; and

(e)	the proceedings pursuant to which judgment was obtained were not contrary to the principles of natural justice.

6	Court Search. Based solely on our inspection of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands (the Court Register) on 23 June 2020 from the date of incorporation of the Company (the Court Search), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any document.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Risk Factors” and “Enforceability of Civil Liabilities”, and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Harney Westwood & Riegels

2

Schedule 1

List of Documents Examined

1	the Certificate of Incorporation dated 13 December 2018, Certificate of Merger dated 26 February 2019 and Memorandum and Articles of Association dated 13 December 2018 of the Company;

2	a Certificate of Good Standing in respect of the Company dated 23 January 2020, issued by the Registrar of Companies; and

3	the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman from the incorporation date of the Company to 23 June 2020;

4	a copy of the unanimous written resolutions of the board of directors of the Company dated 28 February 2020 approving the filing of the Registration Statement and authorising registration of the Resale Shares (the Resolutions); and

5	the Registration Statement,

(1 – 3 above the Corporate Documents and together with 4-5 the Documents).

3

Schedule 2

Assumptions

1	Resale Shares. The Resale Shares were issued in accordance with the Company’s Memorandum and Articles of Association.

2	Directors. The board of directors of the Company considers the resale of the Shares in accordance with the Registration Statement to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Registration Statement which has not been properly disclosed in the Resolutions.

3	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

5	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to the 23 June 2020 at the Clerk of Courts Office, George Town, Grand Cayman at 9:30am, Cayman Islands time, on 23 June 2020, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

6	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

7	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which might materially affect, amend or vary our opinions expressed herein.

4

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Amendment. A Cayman Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

3	Stamp Duty. Cayman Islands stamp duty may be payable if original documents to which the Company is a party are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of:

(a)	any note evidencing indebtedness, in which case duty of CI$0.25 per CI$100.00 or part thereof of the face value of each note, subject to a maximum of CI$250.00, is payable, unless, the notes are issued as part of a series by an exempted company or by an ordinary non-resident company (as defined in the Law) or by a body corporate incorporated outside the Cayman Islands, in which case a duty of CI$500.00 in respect of the instrument creating the notes may be paid and thereafter no further stamp duty in respect of such notes is payable;

(b)	a debenture or a legal or equitable mortgage or charge of immovable property:

(i)	where the sum secured is CI$300,000 (US$360,000) or less, in which case duty would be 1% of the sum secured; or

(ii)	where the sum secured is more than CI$300,000 (US$360,000) whether initially or after further advance, in which case duty would be 1.5% of the sum secured; or

(c)	a legal or equitable mortgage or charge of movable property (not including a debenture but including a bill of sale) in which case duty would be 1.5% of the sum secured.

However in each of (b) and (c) above, no duty shall be payable where the property is situated outside the Cayman Islands and, in the case of a legal or equitable mortgage or charge granted by an exempted company, an ordinary non-resident company (as defined in the Law) or an exempted trust (as defined in the Trusts Law (Revised) or a body corporate incorporated outside the Cayman Islands of movable property situated in the Cayman Islands or over shares in such exempted company or an ordinary non-resident company, the maximum duty payable shall be CI$500.00 (US$600.00).

4	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Law.

5	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the Cayman Islands.

7	Court Search. The Court Register is prepared manually and through inadvertent errors or delays in updating may not constitute a complete record of all proceedings and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

5